Exhibit 10.2

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 14, 2018, is entered into by and between SJW Group, a Delaware corporation (“SJW”) and Robert A. Van Valer, as Trustee for the Nonexempt Trust created under the Roscoe Moss Jr. Revocable Trust dated March 24, 1982 and the Exempt Trust created under the Roscoe Moss Jr. Revocable Trust dated March 24, 1982 (“Stockholder”), a stockholder of SJW, and not in his individual capacity.

WHEREAS, concurrently with the execution of this Agreement, SJW, Hydro Sub, Inc., a Connecticut corporation (“Merger Sub”) and Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, Stockholder is the beneficial owner of 2,137,868 shares of common stock, $0.001 par value, of SJW (the “Shares”) (such Shares, together with any other Shares that are acquired by the Stockholder after the date hereof, being collectively referred to herein as the “Covered Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CTWS has required that SJW and Stockholder enter into this Agreement and, in order to induce CTWS to enter into the Merger Agreement, SJW and Stockholder are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Agreements of Stockholder.

(a)	Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at each meeting of the stockholders of SJW however called (and each action by written consent in lieu of a meeting) and each postponement or adjournment thereof, Stockholder shall vote all Covered Shares owned by Stockholder (or cause such Covered Shares to be voted) or (as appropriate) execute written consents in respect thereof: (i) in favor of the Share Issuance; (ii) in favor of the SJW Charter Amendment; (iii) in favor of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes to approve the Share Issuance or the SJW Charter Amendment; (iv) in favor of any other matter considered at any such meeting of the SJW stockholders that the SJW Board has (A) determined is necessary or desirable for the consummation of the Merger, (B) disclosed in the Joint Proxy Statement or other written materials distributed to all SJW stockholders and (C) recommended that the SJW stockholders approve or adopt; (v) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of SJW in the Merger Agreement; (vi) against any SJW Takeover Proposal; and (vii) against any agreement (including, without limitation, any amendment of any agreement), amendment of the SJW Charter (other than the SJW Charter Amendment) or SJW Bylaws (other than as contemplated by Exhibit A of the Merger Agreement) or other action that would delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(b)	Proxy. Solely in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting pursuant to Section 1(a), Stockholder hereby irrevocably (until the termination of this Agreement in accordance with its terms) grants to and appoints SJW as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to represent, vote and otherwise act (by voting at any meeting of the SJW stockholders, by written consent in lieu thereof or otherwise) with respect to the Covered Shares regarding the matters referred to in Section 1(a) until the termination of this Agreement in accordance with its terms, to the same extent and with the same effect as Stockholder might or could do under applicable Law. The proxy granted pursuant to this Section 1(b) is coupled with an interest and shall be irrevocable until the termination of this Agreement in accordance with its terms. Until the termination of this Agreement in accordance with its terms, Stockholder will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of Stockholder’s Shares that may have heretofore been appointed or granted with respect to the matters referred to in this Section 1(b), and prior to the termination of this Agreement in accordance with its terms no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by Stockholder, except as required by any election form or letter of transmittal in connection with the Merger, or in connection with Stockholder voting by proxy at the meeting of the SJW stockholders as contemplated by Section 1(a). Notwithstanding the foregoing, this proxy shall terminate upon termination of this Agreement in accordance with its terms.

(c)	Restriction on Transfer; Proxies; Non-Interference; Etc. From the date hereof until any termination of this Agreement in accordance with its terms, Stockholder shall not, directly or indirectly: (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Covered Shares (or any right, title or interest thereto or therein) (each, a “Transfer”); (ii) deposit any Covered Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Covered Shares; (iii) otherwise permit any Liens to be created on any Covered Shares; (iv) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of its obligations under this Agreement; or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses, in each case of this Section 1(c), other than (A) in respect of the Merger or (B) in connection with bona fide estate planning purposes for the benefit of Stockholder’s affiliates or beneficiaries. Notwithstanding the foregoing, Stockholder may Transfer any or all of the Covered Shares in accordance with the distribution provisions of Stockholder’s Declaration of Trust; provided, however, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is transferred shall have executed and delivered to SJW a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 1(c) shall be null and void and of no effect.

(d)	No Solicitation. From the date hereof until any termination of this Agreement in accordance with its terms, Stockholder shall not, directly or indirectly: (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any SJW Takeover Proposal; (ii) other than to inform any Person of the existence of this Section 1(d), participate in any discussions or negotiations with any third party regarding any SJW Takeover Proposal; or (iii) enter into any agreement related to any SJW Takeover Proposal; provided, however, that Stockholder may, and may authorize and permit any Representative of Stockholder to, take any actions to the extent SJW is permitted to take such actions under Section 5.02 of the Merger Agreement, including providing non-public information to, and participating in discussions or negotiations with, any Person if at such time Stockholder has been notified by SJW that the SJW Board is permitted to take such actions in accordance with Section 5.02 of the Merger Agreement.

(e)	Information for Joint Proxy Statement; Publication.

(i)

Stockholder hereby authorizes CTWS, SJW and Merger Sub to publish and disclose in the Joint Proxy Statement, any other filing with any Governmental Entity or national securities exchange required to be made in connection with the Merger, any other disclosure required by applicable

Law in connection with the Merger or any press release issued by SJW or CTWS in connection with the Merger, its identity and ownership of Covered Shares and the nature of its commitments, arrangements and understandings under this Agreement; provided, that in advance of any such publication or disclosure, Stockholder shall be afforded a reasonable opportunity to review and comment on (which comments shall be considered in good faith) the references to Stockholder contained in such publication or disclosure. Stockholder agrees to promptly provide to SJW and CTWS any information they may reasonably require for the preparation of any such publication or disclosure.

(ii)	Except as required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, no Stockholder shall issue or cause the publication of any press release or make any other public announcement (to the extent not previously issued or made in accordance the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated thereby without the prior consent of SJW (not to be unreasonably withheld or delayed). Stockholder shall provide SJW with a reasonable opportunity to review and comment on (which comments shall be considered in good faith) the amendment on Schedule 13D to be filed by Stockholder with the Securities and Exchange Commission under the Exchange Act in connection with this Agreement.

(f)	Notices of Certain Events. Stockholder shall promptly notify SJW of (i) any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of Stockholder set forth in this Agreement to no longer be true and correct or (ii) the failure by Stockholder to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by Stockholder under this Agreement.

2.	Representations and Warranties of Stockholder. Stockholder hereby, severally and not jointly, represents and warrants to SJW as follows:

(a)	Binding Agreement.

(i)	Stockholder has the power, including the requisite trust power, and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement and to perform fully his obligations hereunder.

(ii)

The execution and delivery of this Agreement by Stockholder and the performance of its obligations hereunder have been duly and validly authorized and approved by Stockholder. No other proceedings on the part of Stockholder are necessary to authorize the execution and delivery of this Agreement and the performance by Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by

Stockholder and, assuming due authorization, execution and delivery hereof by SJW, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application, now or hereinafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b)	Consents and Approvals; No Violations; Non-Contravention. Except for filings under the Exchange Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Stockholder of its obligations under this Agreement, other than such other consents, approval, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by Stockholder nor the consummation by Stockholder of its obligations under this Agreement, nor compliance by Stockholder with any of the terms or provisions hereof or thereof, will (i) violate or conflict with any provision of the organizational documents of Stockholder or (ii) (A) violate any Law applicable to Stockholder, (B) violate any provision of any decree, order or judgment applicable to Stockholder or (C) result in a breach or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon the Covered Shares, under, any of the terms, conditions or provisions of any Contract to which Stockholder is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, accelerations and Liens as, individually and in the aggregate, would not reasonably be expected to prevent or materially delay or impair Stockholder’s ability to perform its obligations hereunder.

(c)	Ownership of Shares. Stockholder is the beneficial owner of 2,137,868 Shares, free and clear of any Liens and proxy and any restriction on the right to vote, sell or otherwise dispose of such Shares, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States. Without limiting the foregoing, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, Stockholder has due power and authority to vote and dispose of all of its Covered Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any of its Covered Shares. As of the date hereof, Stockholder does not own, beneficially or of record, any voting securities of SJW (or any securities convertible or exchangeable for, or rights to purchase or acquire, any voting securities of SJW) other than the number of Shares which constitute its Covered Shares.

3.	Termination. This Agreement shall terminate on the first to occur of: (a) the written agreement executed by the parties hereto to terminate this Agreement; (b) the termination of the Merger Agreement in accordance with its terms; (c) the approval of the stockholders of SJW of the Share Issuance and the SJW Charter Amendment; (d) the entry, without the prior written consent of the Stockholder, into any amendment or modification to the Merger Agreement that results in (i) an increase in the Exchange Ratio or the Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (ii) a change in the form of Merger Consideration; and (e) a SJW Adverse Recommendation Change. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for breach of this Agreement.

4.	Miscellaneous.

(a)	Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Stockholder in its capacity as an owner of Covered Shares and that nothing in this Agreement shall in any way restrict or limit any affiliate of Stockholder from taking or authorizing any action or inaction in his or her capacity as a director, officer, trustee or other fiduciary of SJW, any Subsidiary thereof or any other Person, or of any employee benefit plan of SJW, including, without limitation, if applicable, participating in his or her capacity as a director or officer of SJW in any discussions or negotiations in accordance with Section 5.02 of the Merger Agreement.

(b)	Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)	Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify SJW of the number of Shares, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any Shares as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Covered Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of SJW affecting the Shares, the number of Shares constituting Covered Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of SJW issued to Stockholder in connection therewith.

(d)	Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “beneficially own”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)	Further Assurances. From time to time, at the request of SJW and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)	Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder; provided, however, that CTWS is hereby made an express third-party beneficiary of, and is entitled to specifically enforce the obligations set forth in, this Section 4(f), Section 3, Section 4(h) and Section 4(o).

(g)	Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4(g) shall be null and void.

(h)	Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto; provided, however, that notwithstanding anything to the contrary set forth herein, this Section 4(h), Section 3 and Section 4(f) (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated without the prior written consent of CTWS. Any party to this Agreement may, subject to Law: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; (iii) waive compliance by the other party with any of the agreements contained herein; or (iv) except as otherwise provided herein, waive any of such party’s conditions. No failure or delay by SJW in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

(j)	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and each such counterpart shall be deemed an original instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

(k)	Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to SJW to:

SJW Group

110 West Taylor Street

San Jose, CA 95110

Phone:            (408) 279-7800

Email:             legal@sjwater.com

Attention:       Suzy Papazian, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Phone:        (650) 470-4500

Email:         leif.king@skadden.com; kenton.king@skadden.com;

                     pankaj.sinha@skadden.com

Attention:    Leif B. King

                    Kenton J. King

                    Pankaj K. Sinha

if to Stockholder to:

Roscoe Moss Jr. Revocable Trust dated March 24, 1982

4360 Worth Street

Los Angeles, CA 90063

Attention:    Robert A. Van Valer

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Phone:            (858) 720-8943

Facsimile:      (858) 509-3691

Attention:       John D. Tishler, Esq.

(m)	Drafting. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(n)	Reliance. Stockholder understands and acknowledges that SJW, Merger Sub and CTWS are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(o)	Governing Law; Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.

(i)	THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS, RULES OR PRINCIPLES THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

(ii)	Each of the parties (A) consents to submit to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

(iii)	EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 4(o)(iii).

(iv)	The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (A) of the first sentence of Section 4(o)(ii), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SJW GROUP

By:	/s/ James P. Lynch
Name: James P. Lynch
Title: Chief Financial Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:

Nonexempt Trust created under the
Roscoe Moss Jr. Revocable Trust dated March 24, 1982

By:	/s/ Robert A. Van Valer
Name: Robert A. Van Valer
Title: Trustee

Exempt Trust created under the
Roscoe Moss Jr. Revocable Trust dated
March 24, 1982

By:	/s/ Robert A. Van Valer
Name: Robert A. Van Valer
Title: Trustee

[Signature Page to Voting and Support Agreement]